Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
January 20, 2010	Ginny Dunn
4:00 p.m. ET	Associate Director, Corporate Communications & Investor Relations
EntreMed, Inc.
240.864.2643

ENTREMED RECEIVES NASDAQ STAFF DETERMINATION LETTER REGARDING
NON-COMPLIANCE WITH MINIMUM BID PRICE RULE AND REQUESTS HEARING

ROCKVILLE, MD, January 20, 2010 – EntreMed, Inc. (Nasdaq: ENMD) today announced that on January 19, 2010, it received a Staff Determination letter from the NASDAQ Stock Market (NASDAQ) stating that the Company has not regained compliance with the $1.00 minimum closing bid price requirement for continued listing under the NASDAQ Listing Rule 5450(a)(1), and that its common stock is, therefore, subject to delisting from the NASDAQ Capital Market.  The letter states that, unless EntreMed requests a hearing before a NASDAQ Hearings Panel, the Company's common stock would be subject to delisting from the NASDAQ Capital Market on January 28, 2010.

The Company has requested a hearing and expects to appeal the NASDAQ Staff’s Determination.  Such request and hearing process will automatically stay any action to delist the Company’s securities from the NASDAQ Capital Market until such time as the hearing procedures have concluded.

During the hearing, EntreMed will request continued listing on the NASDAQ Capital Market and will present the Panel with a plan, including a discussion of events, for regaining compliance with the minimum closing bid price requirement. At its discretion, the Panel has the authority to grant EntreMed up to an additional 180 days from the date of the Staff Determination letter to execute its plan of compliance. The Company will also continue to evaluate all its options with respect to maintaining a public listing of its common stock on an exchange.

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing primarily ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer.  ENMD-2076 is currently in Phase 1 studies in advanced cancers, multiple myeloma, and leukemia.  The Company’s other therapeutic candidates include MKC-1, an oral cell-cycle regulator with activity against the mTOR pathway currently in multiple Phase 2 clinical trials for cancer, and ENMD-1198, a novel antimitotic agent currently in Phase 1 studies in advanced cancers.  The Company also has an approved IND application for Panzem® in rheumatoid arthritis.  Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under "Risk Factors," including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®; risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

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